Exhibit 99.2

Capstone Companies, Inc. 350 Jim Moran Blvd, Suite 120 Deerfield Beach, FL 33442
FOR IMMEDIATE RELEASE

Capstone Companies Announces Over 85% Growth in 2016
Preliminary 2016 Revenue Expected to Exceed $30 million
DEERFIELD BEACH, FL, January 30, 2017 – Capstone Companies, Inc. (OTCQB: CAPC) ("Capstone" or the "Company"), a designer of innovative LED lighting solutions including power failure lighting, today announced preliminary 2016 revenue will be slightly over $30 million, exceeding previous 2016 revenue guidance of $28 million to $30 million.
Stewart Wallach, Capstone's President and CEO, commented, "Significant growth of more than 85% in 2016 following double-digit growth in 2015 clearly demonstrates Capstone's ability to meet and exceed the expectations of our customers.  I believe that this momentum will carry into 2017 and we are excited about delivering another year of solid growth."
Capstone will be participating in the NobleCon13 investor conference today, January 30, 2017, with Mr. Wallach presenting at 1:00 pm ET.  A video webcast of the presentation and a copy of the presentation materials will be available on the Company's website at www.capstonecompanies.com or at the conference website, www.nobleconference.com.
The Company expects to release early unaudited financial results for the fourth quarter and full year 2016 in early March 2017.
About Capstone Companies, Inc.
Capstone Companies, Inc. is a designer of innovative LED lighting solutions including power failure lighting, for consumers and institutions.  The Company's products are sold under the Capstone Lighting® and Hoover® HOME LED brands, to big box retailers, wholesale clubs, and home improvement stores throughout North America and in international markets.  Capstone's strategy is to utilize its low-cost manufacturing base to provide high-quality consumer products to its customers at a reasonable price, using primarily direct import distribution.
Visit www.capstonecompaniesinc.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings.
For more information, contact
Company:	Investor Relations:
Aimee Gaudet	Garett Gough, Kei Advisors LLC
Corporate Secretary	(716) 846-1352
(954) 570-8889, ext. 313	ggough@keiadvisors.com